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Exhibit 10(m)(2)
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November 9, 2000



Mr. Daniel S. Jaffee
President and chief Executive Officer
Oil-Dri Corporation of America
410 North Michigan Avenue

Chicago, IL  60611-4213

Dear Dan:

You have advised CIGNA Investments, Inc., in its capacity as adviser to Connecticut General Life Insurance Company ("CIGNA) of the potential violation by Oil-Dri Corporation of America (the "Company") of Section 10.1 of that certain Note Purchase Agreement dated as of April 15, 1998, between the Company and CIGNA as amended from time to time (the "Note Purchase Agreement") for the Company's fiscal quarter ended October 31, 2000. In this regard, you have requested that CIGNA waive any breach of the Note Purchase Agreement resulting from any such violation of the Fixed Charges Coverage Ratio required under the aforementioned section for the Company's fiscal quarter ended October 31, 2000.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement.

CIGNA hereby waives any Event of Default under the Note Purchase Agreement resulting from the Company's violation, if any, of Section 10.1 of the Note Purchase Agreement for the quarterly period ending October 31, 2000.

This waiver shall not be deemed a waiver of any other Event of Default or any of CIGNA's rights and remedies, all of which are hereby expressly reserved, or an amendment to any other provisions of the Note Purchase Agreement not specifically amended hereby.

Sincerely,

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:  CIGNA Investments, Inc.


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Stephen A. Osborn, Managing Director